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                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                     TJ INTERNATIONAL, INC.


          TJ INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

          DOES HEREBY CERTIFY:

          FIRST:    That at a meeting of the Board of Directors
of the Corporation on December 17, 1992, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next Annual Meeting of the Stockholders. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article Fifth of the Company's
Certificate of Incorporation be amended and restated in its entirety to read as follows:

               FIFTH:    (a)  Except as otherwise provided in
          this Certificate of Incorporation or the bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the bylaws of this corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock, voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the bylaws of the corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 1994 annual meeting of stockholders, each initial director in Class II shall hold office initially for a term expiring at the 1995 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 1996 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article Fifth, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders following the 1993 annual meeting, the successors to the class

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          of directors whose term expires at that meeting shall
          be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

               (b)  Except as otherwise provided in this
          Certificate of Incorporation or bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than sixty-six and two-thirds percent (66-2/3%) of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal is contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from any such removal shall be filled by vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until their successors shall have been elected and qualified or until their earlier death, resignation or removal.

               (c) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation, the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than sixty-six and two-thirds percent (66-2/3%) of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, this Article Fifth. Notice of any such proposed amendment or repeal shall be contained in the notice of the meeting at which it is to be considered.

               (d) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               (e)  Notwithstanding the foregoing, whenever the
          holders of any one or more class or series of Preferred
          Stock issued by the corporation shall have the right,
          voting separately by class or series, to elect
          directors at an annual or special meeting of the
          stockholders, the election, term of office, filling of
          vacancies and other features of such directorships
          shall be governed by the terms of this Certificate of
          Incorporation applicable thereto, and such directors so
          elected shall not be divided into classes pursuant to
          this Article Fifth unless expressly provided by such
          terms.
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          (f)  In furtherance and not in limitation of the powers
           conferred by statute,    the Board of Directors is expressly,
           authorized to adopt, repeal, alter,
           amend or rescind the bylaws of the
           corporation. In addition, the bylaws of the corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding capital stock of the corporation entitled to vote thereon.

          SECOND:   That thereafter, pursuant to such resolution
of the Board of Directors of the Corporation, the proposed amendment was considered at the Annual Meeting of Stockholders of the Corporation duly called and held on May 26, 1993, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation were voted in favor of the amendment.

          THIRD:    That said amendment was duly adopted in
accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

          FOURTH:   That said amendment shall be effective on May
26, 1993.

          IN WITNESS WHEREOF, TJ International, Inc. has caused this certificate to be duly executed in duplicate by Valerie A.
Heusinkveld, its Vice President, Finance, and by Richard B. Drury, its Corporate Secretary, this 29th day of July, 1994.

                              BY: /s/ Valerie Heusinkveld
                                  -----------------------

ATTEST:   /s/ Richard B. Drury
               Richard B. Drury
               Corporate Secretary

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